Ex-10

        PURCHASED POWER & INTERCONNECTION AGREEMENT

This Agreement is entered into as of the ______8th______________ day of _____June_______________, 1994____ by and between OTTER
TAIL POWER COMPANY, a corporation organized and existing under the laws of the State of Minnesota ("Otter Tail") and POTLATCH CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("Potlatch"), hereinafter sometimes referred to collectively as "Parties" and individually as "Party."

                                 RECITALS

   A. Potlatch owns and operates an oriented strand board mill and a lumber mill located in Hubbard County, Minnesota (the "Plants");
   B. Potlatch has installed a wood waste disposal facility ("Facility") consisting in part of a 140,000 pound per hour wood waste fired boiler and nominally rated 10 megawatt turbine generator system.
   C. Otter Tail, and Beltrami Electric Cooperative, a wholesale customer of Minnkota Power Cooperative ("Minnkota"), are the electric utilities providing retail electric power to the Plants, and Potlatch wishes to remain a retail customer under a separate service agreement.
   D. Otter Tail and Minnkota have entered into a separate agreement authorizing Otter Tail to act as Minnkota's agent in completing an Agreement with Potlatch.
   E. Potlatch will generate and wishes to sell, and Otter Tail and Minnkota wish to purchase, electric power from the facility.
   NOW THEREFORE, In consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

   1.  Definitions.
   Terms in this Agreement requiring definition are found in Exhibit A or elsewhere in the Agreement. Capitalization of words or phrases other than proper nouns indicates these words are headings or defined terms.

   2.  Sale of Electric Power.
   Potlatch agrees to sell and deliver, and Otter Tail and Minnkota agree to purchase and accept delivery of, all of the Energy and Capacity, each as hereinafter defined, of the Facility in accordance with Paragraph 4 and in the approximate amounts indicated below:

   (A)    Energy of 71,400,000 kilowatt-hours/year; and
   (B)    Capacity of 10,000 kilowatts

   3.  Term of Agreement.
   This Agreement shall be binding upon execution and shall remain in effect for two (2) years commencing at one minute after midnight on June 8, 1994.

   4.  Purchase Price.
   The price under which Otter Tail and Minnkota shall purchase
Capacity and Energy from Potlatch consists of two components:

   (A) Capacity. For Capacity, Otter Tail and Minnkota shall pay to Potlatch an aggregate amount each month equal to $8.20 per kW for the first 200 kW and $6.95 per kW for the remainder of Monthly Billing Capacity per month. The Station Service Requirements of the Facility during maintenance and outage periods will be measured by the metering for the oriented strand board mill and will be included in the calculation of Monthly Billing Capacity.
    It is the intent of this Agreement that Otter Tail and Minnkota shall pay for the Monthly Billing Capacity the rate shown for primary service shown in Exhibit H, Retail Electric Service Schedule for the Plants. If the retail demand charge rate paid by Potlatch is changed during the period of this Agreement, the rates paid by Otter Tail and Minnkota for the Monthly Billing Capacity under this Agreement shall be changed in the same manner.
    (B) Energy. For Energy, Otter Tail and Minnkota shall pay to Potlatch an aggregate amount equal to (i) 1.5515 cents per kilowatt-hour, which includes compensation for Average System Loss, for all kilowatt-hours up to the amount of retail kilowatt-hours consumed by the Plants on a monthly basis, plus
(ii) 1.45 cents per kilowatt-hour for all kilowatt-hours delivered to Otter Tail and Minnkota in excess of the amount consumed by the Plants. The Station Service Requirements of the Facility during maintenance and outage periods will be measured by the metering for the oriented strand board mill and will be included in the calculation of monthly retail kilowatt-hours.

   5.  Interconnection.
   Potlatch has provided the facilities required to interconnect the Facility to Otter Tail's system in order to assure proper parallel operation thereof and to accommodate the delivery of Energy and Capacity as required in Paragraphs 2 and 6.

   6.  Service Requirements.
   In order to qualify for the purchase price in Paragraph 4, Potlatch shall:
    (A) Supply generating capability which can be credited to Otter Tail and Minnkota in accordance with Section 5.2 (Use of Generating Capability of Associate Participants or Other Electric Suppliers) of the current Mid-Continent Area Power Pool Engineering Handbook attached as Exhibit C; provided, however for purposes of calculating the generating capability credited to Otter Tail and Minnkota pursuant to Exhibit C, the supply of electric power to the Plants shall be deemed to be a retail load of Otter Tail and Minnkota and not part of the load of the Facility.
    (B) Be in compliance with Section 4 (System Design Standards) of the current Mid-Continent Area Power Pool Engineering Handbook, attached as Exhibit D, and allow Otter Tail and Minnkota to satisfy obligations to the Mid-Continent Area Power Pool under the same Section 4;
   (C) Follow the procedures in Section J (MAPP Procedure for the Uniform Rating of Generating Equipment) of the current Mid-Continent Area Power Pool Engineering Handbook, attached as Exhibit E, to determine the Facility rating;
   (D) Provide Otter Tail with all necessary information and performance data to satisfy reporting requirements of the Mid-Continent Area Power Pool and any other regulatory agency which Otter Tail and Minnkota are required to supply;
   (E) Provide planned hourly generation scheduling to Otter Tail's System Operations Center. Planned generation schedules for any day shall be provided no later than noon of the previous normal working day for Otter Tail personnel; provided, however that failure to deliver as planned will not constitute a breach of this Agreement; and
   (F) Provide, at its own expense, an Otter Tail-approved telemetered signal of its net Facility input into Otter Tail's system to said System Operations Center.

   7.  Facility and Equipment Operation and Maintenance.
   Potlatch shall operate and maintain the Facility and related equipment according to those practices, methods, and procedures, as changed from time to time, that are commonly used in prudent electrical practice. Potlatch will also operate the Facility and related equipment lawfully and with safety. Further, Potlatch shall generate such Reactive Power as may be reasonably necessary under Emergency or Abnormal Conditions to maintain voltage levels as reasonably instructed by Otter Tail's system dispatcher or a designated representative, so long as such emergency does not prevent Potlatch from so doing. If Potlatch is unwilling to provide such Reactive Power, Otter Tail may do so at Potlatch's expense; provided that the provision of such Reactive Power by Potlatch will not impose a hardship or danger of equipment damage or failure to the Facility, and that the Facility is in operation at the time such Reactive Power is needed. If Otter Tail provides such Reactive Power, Potlatch shall pay to Otter Tail an aggregate amount equal to the actual quantifiable cost to Otter Tail to provide the Reactive Power, or in lieu of actual costs, the cost of excess Reactive Power requirements as specified in the retail rate, attached as Exhibit H, under which the Plants receive electrical power. Potlatch shall generate such Energy as may be reasonably necessary under Emergency or Abnormal Conditions as reasonably directed by Otter Tail's system dispatcher, so long as such emergency does not prevent Potlatch from so doing. Potlatch must provide Otter Tail at least 30 days' prior notice, if practical, before scheduling Scheduled Maintenance. Potlatch will coordinate Scheduled Maintenance with Otter Tail's System Operations Department.
    In the event the Facility experiences a major equipment failure, Potlatch shall provide Otter Tail with sufficient information to file Form L-1 Extended Accreditation Request, attached as Exhibit F, to allow accreditation of the Facility's Capacity Rating to continue even though the Facility is unavailable due to the failure.

    8. Reduction or Termination of Capacity Component.
   It is intended that Potlatch operate the Facility with dependability commensurate with typical baseload utility generation resources. The monthly payment for Capacity shall be subject to a Monthly Capacity Factor adjustment. The operational goal for the Monthly Capacity Factor is 65%, excluding periods of Scheduled Maintenance, Forced Outage, and Facility Modification. The payment for capacity will be adjusted by the ratio of the monthly Energy generated by the Facility, divided by the Capacity Rating of the Facility multiplied by the Facility Availability Hours, except that the ratio used for adjustment shall not exceed
1. Potlatch will provide Otter Tail with the number of hours the Facility experienced due to Scheduled Maintenance, Forced Outage, and Facility Modification.
   In the event Capacity Rating of the Facility is no longer credited to Otter Tail and Minnkota by the Mid-Continent Area Power Pool, the Capacity component of the price in Paragraph 4 will no longer be in effect, unless the loss of credit of Capacity Rating is due to negligence on the part of Otter Tail or Minnkota.

   9.  System Compatibility.
   The Facility output shall be at the voltage, frequency, and phase relationship designated by Otter Tail, and at a power factor as specified within the limits of the retail rate under which the Plants are served, except when otherwise requested by Otter Tail under Paragraph 6 or Paragraph 18. Otter Tail reserves the right to disconnect the Facility from its system if it causes Interference with the operation of Otter Tail's equipment or that of its customers, or if it creates a hazard to the integrity and reliability of Otter Tail's electrical system, and Potlatch fails to eliminate the Interference. Otter Tail shall notify Potlatch in writing of any Interference problems created by the Facility. Potlatch shall have six weeks after notification in which to correct any Interference problem caused by the Facility; provided that the Interference does not create a risk of equipment failure or cause disruption or interruption of electrical power or the use of electrical power by Otter Tail or its customers. The elimination or correction of an Interference problem may occur after the six week period if Otter Tail and Potlatch have reached agreement on a solution, and Otter Tail agrees delaying the correction is acceptable.

   10. Indemnity.
   Each Party shall indemnify the other Party, its officers, agents, and employees against all loss, damage, expense, and liability to third persons for injury to or death of persons or injury to property, proximately caused by the indemnifying Party's construction, ownership, operation, or maintenance of, or by failure of, any of such Party's works or facilities used in connection with this Agreement. The indemnifying Party shall pay all costs that may be incurred by the other Party in enforcing this indemnity.

   11. Land Rights.
   Potlatch agrees to provide to Otter Tail, upon request, all necessary rights of way, easements to install, operate, maintain, replace, and remove Otter Tail's metering and other special facilities, including adequate and continuing access rights on property of Potlatch and Potlatch agrees to execute such documents as Otter Tail may reasonably require to enable it to record such rights of way and easements.

   12. Facility and Equipment Design and Construction.
   Potlatch agrees to change its Facility and associated equipment as may be reasonably required by Otter Tail to maintain compatibility with Otter Tail's facilities used to take delivery of Capacity and Energy from Potlatch or to provide retail electric power to Potlatch, provided that Otter Tail gives Potlatch 30 days notice of any changes to Otter Tail's facilities which may require Potlatch to make changes to its Facility and associated equipment.

   13. Deliveries.
   Potlatch shall deliver the Energy or Energy and Capacity designated in the Agreement, at the point where the Facility's net kilowatt-hour output is metered by Otter Tail, located between the generator and line circuit breakers, as indicated in Exhibit B.

   14. Meters.
   All meters used to determine the billing hereunder shall be sealed, and the seal shall be broken only upon occasions when the meters are to be inspected, tested, or adjusted.
    Otter Tail shall inspect and test all meters upon their installation and at least once every two years thereafter. If requested to do so by Potlatch, Otter Tail shall inspect or test a meter more frequently than every two years, but the expense of such inspection or test shall be paid by Potlatch, unless upon being inspected or tested, the meter is found to register inaccurately by more than 2% of full scale. Each party shall give reasonable notice of the time when any inspection or test shall take place to the other Party, and that Party may have representatives present at the test or inspection.
   If a meter fails to register, or if the measurement made by a meter during a test varies by more than 2% from the measurement made by the standard meter used in the test, adjustment shall be made correcting all measurements made by the inaccurate meter for:
   (1) The actual period during which inaccurate measurements were made, if the period can be determined, or if not
   (2) The period immediately preceding the test of the meter equal to one-half time from the date of the last previous test of the meter; provided, that the period covered by the correction shall not exceed six (6) months.
   Each Party, after reasonable notice to the other Party, shall have the right of access to all metering and related records.

   15. Billing.
   The retail meters serving the Plants shall be read by Otter Tail as close to the 20th day of the month as possible. The metering for the Facility will be read at the same time the retail metering is read. Otter Tail shall provide meter reading data to Potlatch by the fifth working day following the meter reading date. The data will include peak metered demands and energy usage for the Plants, and net Energy delivered to Otter Tail and Minnkota by the Facility. Potlatch shall use the data to compute charges for Energy or Energy and Capacity delivered to Otter Tail and Minnkota. Potlatch shall then send a monthly statement to Otter Tail which states the aggregate amount for all Energy or Energy and Capacity charges. A sample procedure for constructing the billing is attached as Exhibit G.

   16. Payment.
   Otter Tail shall make payment to Potlatch on or before the fifteenth (15th) day after the billing statement is mailed to Otter Tail.

   17. Adjustments.
   In the event adjustments to billing statements are required as a result of corrective measurements made by inaccurate meters, the Parties shall use the adjustments described in Paragraph 14 to recompute the amounts due from or to Otter Tail for the Energy or Energy and Capacity delivered under this Agreement during the period of inaccuracy. If the total amount, as recomputed, due from a Party for the period of inaccuracy varies from the total amount due as previously computed, and payment of the previously computed amount has been made, the difference in the amounts shall be paid to the Party entitled to it within 30 days after the paying Party is notified of the recomputation.

   18. Continuity of Service.
   Otter Tail and Minnkota shall not be obligated to accept and Potlatch shall not be obligated to deliver, and Otter Tail may require Potlatch to and Potlatch may curtail, interrupt or reduce deliveries of Energy or Energy and Capacity, in order to construct, install, maintain, repair, replace, remove, investigate, or inspect the Facility and related equipment or any relevant part of Otter Tail's system, or if Otter Tail reasonably determines that curtailment, interruption or reduction is necessary because of emergencies, forced outages, operating conditions on its system, or as otherwise required by prudent electrical practices.
   In the event of force majeure, as defined in Paragraph 19, Potlatch shall not be obligated to deliver, and may curtail, interrupt, or reduce deliveries of Energy to Otter Tail, and Otter Tail shall not be obligated to accept and may require Potlatch to curtail, interrupt, or reduce deliveries of Energy.

   Except in case of emergency, the curtailing, interrupting, or reducing Party shall give the other Party reasonable prior notice of any curtailment, interruption, or reduction, the reason for its occurrence, and its probable duration. Potlatch shall notify Otter Tail promptly of any complete or partial Facility outage, and the anticipated duration of the outage.

   19. Force Majeure.
   The term "force majeure" as used herein means unforeseeable events beyond the reasonable control of and without the fault or negligence of the Party claiming force majeure.
    If either Party, because of force majeure, is rendered wholly or partially unable to perform its obligations under this Agreement, except for the obligation to make payments of money, that Party shall be excused from whatever performance is affected by the force majeure to the extent so affected provided that: (a) the nonperforming Party gives the other Party oral notice as soon as reasonably possible and written notice describing the particulars of the occurrence within 48 hours after the occurrence of the force majeure; (b) the suspension of performance is of no greater scope and of no longer duration than is required by the force majeure; and (c) the nonperforming Party uses its best efforts to remedy its inability to perform. This subparagraph shall not require the settlement of any strike, walkout, lockout, or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest. It is understood and agreed that the settlement of strikes, walkouts, or other labor disputes shall be entirely within the discretion of the Party having the difficulty.

   20. Liabilities.
   Potlatch shall indemnify, defend and save harmless Otter Tail from any liability, loss or expense arising from or growing out of injury to persons, including death, or property damages for persons other than the Parties, which may occur on the electric system of Potlatch or in its Facility unless such loss is solely due to the negligence of Otter Tail. Where such claim or loss is caused by the concurrent negligence of Potlatch, its agents or employees, and Otter Tail, its agents or employees, Potlatch hereby agrees to indemnify, defend and save Otter Tail harmless from all such claims or losses to the extent that such claim or loss was caused by the negligence of Potlatch, its agents or employees.
   Otter Tail shall indemnify, defend and save harmless Potlatch from any liability, loss or expense arising from or growing out of injury to persons, including death, or property damages for persons other than the Parties, which may occur on the electric system of Otter Tail or in any of its facilities unless such loss is solely due to the negligence of Potlatch. Where such claim or loss is caused by the concurrent negligence of Otter Tail, its agents or employees, and Potlatch, its agents or employees, Otter Tail hereby agrees to indemnify, defend and save Potlatch harmless from all such claims or losses to the extent that such claim or loss was caused by the negligence of Otter Tail, its agents or employees.

   21. Several Obligations.
   Except as where specifically stated in this Agreement to be otherwise, the duties, obligations, and liabilities of the Parties are intended to be several and not joint or collective. Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership, or joint venture, or impose a trust or partnership duty, obligation, or liability on or with regard to either Party.

   22. Waiver.
   Any waiver at any time by either Party of its rights with respect to a default under this Agreement, or with respect to any other matters arising in connection with this Agreement, shall not be deemed a waiver with respect to any subsequent default or other matter.

   23. Assignment.
   Neither Party shall voluntarily assign its rights nor delegate its duties under this Agreement or any such part of such rights or duty, without the written consent of the other Party, except in connection with the sale of the Plants by Potlatch or the merger or sale of all or a substantial portion of either Party's properties, and any such assignment or delegation made without such written consent shall be null and void. Consent for assignment shall not be withheld unreasonably. The sale of the interconnection facilities described in this Agreement shall be deemed to be a sale of a substantial portion of either Party's properties for purposes of this Section 23.

   24. Captions.
   All indexes, titles, subject headings, section titles, and similar items are provided for the purpose of reference and convenience and are not intended to be inclusive, definitive, or to affect the meaning of the contents or scope of this Agreement.

   25. Choice of Laws.
   This Agreement shall be construed and interpreted in accordance with laws of the State of Minnesota, excluding any choice-of-law rules which may direct the application of the laws of another jurisdiction.

   26. Governmental Jurisdiction and Authorization.
   This Agreement is subject to the jurisdiction of those governmental agencies having authority over either Party to this Agreement, including the Federal Energy Regulatory Commission and the Minnesota Public Utility Commission. This Agreement will also be filed with the Rural Electrification Administration on behalf of Minnkota. The Parties know of no other governmental agencies having jurisdiction over this Agreement of the Parties hereto. This Agreement shall not become effective until all required governmental authorizations and permits are first obtained and copies thereof are submitted to each Party; provided that this Agreement shall not become effective unless it, and all provisions thereof, is authorized and permitted by such governmental agencies without material change or condition. The Parties have obtained all required governmental authorizations and permits and shared copies thereof with each other.
    If, after this Agreement becomes effective, any governmental agency having jurisdiction over this Agreement or either Party requires any change in this Agreement or imposes any condition or obligation on either Party, which either Party, in its sole and absolute discretion, deems unreasonably burdensome, such Party shall have six weeks following such change requirement in which it may terminate this Agreement. Should this Agreement not be terminated within the said six weeks, the change is deemed acceptable.

   27. Notices.
   Any notice, demand, or request required or permitted to be given by either Party to the other and any instrument required or permitted to be tendered or delivered by either Party to the other may be so given, tendered, or delivered as the case may be, by depositing the same in any United States Post Office with postage prepaid for transmission by certified or registered mail, addressed to the Party, or personally delivered to the Party at the address contained in this Agreement. Changes in such designation may be made by notice similarly given.

   Potlatch Corporation        Otter Tail Power Company
   Route #3  Box 455           215 South Cascade Street
   Bemidji, MN  56601          Fergus Falls, MN 56537
   Telephone: 218/751-1708     Telephone: 218/739-8269
   Telecopy: 218/751-1709      Telecopy: 218/739-8218

   28. Governance of Text over Exhibits in the Agreement.
   Where there are differences between the text of this Agreement and the exhibits attached hereto, the text shall govern.

   IN WITNESS WHEREOF, The Parties hereto have caused this
Agreement to be executed by their duly authorized representatives as of the last date hereinabove set forth.

   POTLATCH CORPORATION       OTTER TAIL POWER COMPANY

   By:Kenneth W. Peterson     By: John MacFarlane
   Kenneth W. Peterson        John MacFarlane
   Vice President             President & CEO

   And:Ron S. Salisbury       And: Ward Uggerud
   Ron S. Salisbury           Ward Uggerud
   Plant Manager              Vice President, Operations


                     EXHIBIT A

                               DEFINED TERMS


   Agreement - This Electric Power Purchase and Interconnection
Agreement including all exhibits, attachments, and modifications thereof.

   Average System Loss - The average loss of electricity in the transmission and distribution in the Otter Tail system, assumed for purposes of this Agreement to be 7% of the total energy in the system. The Average System Loss used in this Agreement is a percentage increase applied to the rate paid for Energy produced by the Facility up to the amount of electricity purchased by the Plants from Otter Tail and Minnkota.

   Billing Capacity - The lesser of the Monthly Billing Capacity or the Capacity Rating.

   Billing Period - The approximately one month (30 days) period between meter readings, which are to take place about the twentieth day of each month.

   Capacity - A measure in kilowatts of the capability of the Facility to produce Energy.

   Capacity Rating - A measure of the electrical output capability of the Facility, as defined by test according to procedures of the Mid-Continent Area Power Pool (MAPP).

   Emergency or Abnormal Conditions - A situation where the normally configured electrical system used to serve Potlatch and other retail customers has suffered a failure or is no longer intact, and corrective procedures are required to prevent outages of electrical service or damage to equipment of Potlatch or other retail customers, or an emergency situation has been declared by MAPP.

   Energy - The electrical output of the Facility measured in kilowatthours.

   Facility Availability Hours - The number of hours during the Billing Period the Facility was capable of operating. This is calculated by subtracting the number of hours the Facility was in Scheduled Maintenance, Forced Outage, and Facility Modification from the total number of hours in the Billing Period.

   Facility Modification - A major equipment addition, conversion, or modification that is necessary for the Facility and prevents the Facility from operating.

   Forced Outage - A period in which the Facility is non-operational due to mechanical failure, imminent mechanical failure, or some other operational failure that prevents the Facility from operating. Permit requirements and failure of the underground or overhead electric distribution system are examples of operational failures. Lack of fuel for the Facility would not be considered a Forced Outage, unless such lack of fuel is the result of force majeure. A Forced Outage period shall only last as long as the time required to repair or correct the condition causing the Forced Outage.

   Interference - A condition that causes incorrect operation, unsafe operation, or prevents operation of equipment owned by Otter Tail or other utility customers, or causes the quality of electricity being delivered by Otter Tail to other utility customers to be in noncompliance with requirements of the National Electric Safety Code or any governmental agency with jurisdictional authority over Otter Tail. The normal period of equipment adjustment typical with startup of new generating facilities to finetune equipment settings shall not be considered Interference; provided that it does not cause a safety hazard to personnel or provide the potential for equipment damage, or cause outages to customers of Otter Tail.

   Monthly Billing Capacity - Monthly Billing Capacity is the sum of the monthly Non-coincident Metered Demands of the Plants, provided however the Monthly Billing Capacity shall not exceed the Mid-Continent Area Power Pool (MAPP) Capacity Rating credited to Otter Tail and Minnkota in accordance with Paragraph 6.
   Monthly Capacity Factor - The ratio of the actual kilowatthour output of the Facility compared to the maximum possible output of the Facility during Facility Availability Hours. The value is calculated by dividing the Billing Period Energy by the result of multiplying the Capacity Rating by the Facility Availability Hours.

   Non-coincident Metered Demand - The maximum electrical metered demand in kW during the Billing Period without consideration of when the demand occurred during the Billing Period. The Non-coincident Metered Demands of the Plants, served by two separate metering systems, are used in the determination of the Billing Capacity. The maximum metered demand registered by each of the two metering systems for the Plants is added together, even though the maximum demands are not likely to occur at the same time.

   Scheduled Maintenance - Periods when the Facility is unavailable for operation due to periodic required maintenance of the Facility and associated equipment that cannot be accomplished with the Facility operating. Such periods are scheduled in advance and are not caused by failure or imminent failure of equipment or components of the Facility.

   Reactive Power - Inductive or capacitive power measured in kilovolt-amps-reactive. Such power does not do measurable work such as kWh, but is necessary to control the voltage level of the electrical system and for energizing electrical equipment such as motors and transformers.

   Station Service Requirements - Incremental electric power used by the Facility for Facility service such as pumping, generator excitation, cooling, and step-up transformation losses where applicable.


                                 EXHIBIT B

                             POINT OF DELIVERY


                                 EXHIBIT C

SECTION 5 OF THE MID-CONTINENT AREA POWER POOL ENGINEERING
HANDBOOK



                                    EXHIBIT D

SECTION 4 OF THE MID-CONTINENT AREA POWER POOL ENGINEERING
HANDBOOK


                                 EXHIBIT E


EXHIBIT J OF THE MID-CONTINENT AREA POWER POOL ENGINEERING
HANDBOOK


                                 EXHIBIT F


EXHIBIT L OF THE MID-CONTINENT AREA POWER POOL ENGINEERING
HANDBOOK


                                   EXHIBIT G

PROCEDURE FOR DEVELOPING CAPACITY AND ENERGY BILLING


                                  EXHIBIT H

RETAIL ELECTRIC SERVICE SCHEDULE FOR THE PLANTS